                                                                    Exhibit 5.1


                                   Law Offices
                                 MOSS & BARNETT
                           A PROFESSIONAL ASSOCIATION
                               4800 NORWEST CENTER
                             90 SOUTH SEVENTH STREET
                        MINNEAPOLIS, MINNESOTA 55402-4129
                            TELEPHONE (612) 347-0300
                            FACSIMILE (612) 339-6686

DEANNE M. GRECO
(612) 347-0287
E-Mail: GrecoD@moss-barnett.com



                                February 3, 2000

Board of Directors
Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, Minnesota  56308

     Re:      Registration Statement on Form S-3
              SEC File No. 333-94195

Lady and Gentlemen:

         We have acted as counsel for Rural Cellular Corporation, a Minnesota corporation (the "Company"), in connection with the preparation of the above-referenced registration statement (the "Registration Statement"), relating to the offering and sale of up to 2,748,500 shares of the Company's Class A Common Stock, $.01 par value (the "Shares").

         As such counsel we have examined and are familiar with such documents and corporate records of the Company as we have deemed necessary and appropriate for the purpose of rendering this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been authorized, and when delivered against payment therefor in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" included in the Prospectus contained within the Registration Statement.

                               Very truly yours,



                                Deanne M. Greco